Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM REPORTS FISCAL 2015 FIRST QUARTER FINANCIAL RESULTS

PRINCETON, N.J. September 16, 2014— Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal first quarter ended July 31, 2014. Revenues for the first quarter were $7.7 million, which compares to $8.0 million in the previous quarter and $7.4 million for the comparable prior year period. The Company’s net loss for the first quarter totaled $760,000, or $0.32 per share and included a non cash charge of $133,000 of interest expense for amortization of debt discount, which compares to net loss of $882,000, or $0.50 per share for the comparable prior year period. The Company has been developing computer software for its storage caching product line. On May 1, 2014, the Company determined that technological feasibility for the product was established, and development costs subsequent to that date totaling approximately $142,000 have been capitalized in the quarter ended July 31, 2014.

John H. Freeman, Dataram’s President and CEO commented, “The primary factor impacting our financial results was a 13% industry wide decline in material cost per gigabyte from last quarter and further industry standardization. Despite these industry wide challenges, we continue to see signs of revenue growth through our new partnerships, expanded distributer relationships and further development of our software products. These initiatives will position our products with higher market visibility and easier access for purchasers”.

We continue to work on raising additional capital and on July 15, 2014 entered into a Subordinated Secured Convertible Bridge Note and Warrant Purchase Agreement for the issuance of $750,000 aggregate principal amount of Subordinated Secured Convertible Bridge Notes and Warrants.   Mr. Freeman concluded, “We intend to seek additional financing to help us execute our fiscal 2015 plan”.

The Company has executed term sheets with investors for a financing that, if consummated, would be sufficient to bring the Company back into compliance with the NASDAQ stockholders’ equity requirement. The financing requires approval by the Company’s shareholders. Accordingly, the Company intends to include the financing as a proposal in the proxy statement for its upcoming Annual Meeting which has been scheduled for October 15, 2014.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

***** Financial Tables Follow *****

DATARAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended July 31,
	2014	2013

Revenues	$7,725	$7,367

Costs and expenses:
Cost of sales	6,476	5,805
Engineering and development	308	319
Selling, general and administrative	1,639	1,978
Stock-based compensation expense*	5	21
Capitalized software costs	(142)	—
Intangible asset amortization expense*	—	41
	8,286	8,164

Loss from operations	(561)	(797)

Other income (expense)	(196)	(85)

Loss before income taxes	(757)	(882)

Income tax benefit	3	—

Net loss	$(760)	$(882)

Net loss per share:
Basic	$(0.32)	$(0.50)
Diluted	$(0.32)	$(0.50)

Weighted average number of shares
outstanding:
Basic	2,411	1,755
Diluted	2,411	1,755

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31, 2014	April 30, 2014

ASSETS
Current assets
Cash and cash equivalents	$135	$258
Accounts receivable, net	3,315	3,663
Inventories	2,021	2,291
Other current assets	127	7
Total current assets	5,598	6,219

Property and equipment, net	192	219

Other assets	53	51

Capitalized software development costs	142	—

Goodwill	1,083	1,083

Total assets	$7,068	$7,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$2,424	$2,970
Accounts payable	1,478	1,438
Accrued liabilities	819	929
Convertible notes payable, net of discount	107	—
Convertible notes payable related parties, net of discount	27	—
Total current liabilities	4,855	5,337

Other liabilities	233	250
Total liabilities	5,088	5,587

Stockholders' equity	1,980	1,985

Total liabilities and stockholders' equity	$7,068	$7,572